Exhibit 99.3

CONSENT OF EVERCORE GROUP, L.L.C.

June 6, 2016

Rovi Corporation

2 Circle Star Way

San Carlos, CA 94070

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 28, 2016, to the Board of Directors of Rovi Corporation (the “Company”) as Annex B to, and reference thereto under the captions “SUMMARY—Opinion of Financial Advisor to Rovi”, “THE MERGERS—Background of the Mergers”, “THE MERGERS—Opinion of Financial Advisor to Rovi”, and “THE MERGERS—Recommendation of the Rovi Board; Rovi’s Reasons for the Rovi Merger” in, the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission on June 6, 2016, (the “Registration Statement”) and relating to the proposed transaction involving the Company and TiVo Inc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP, L.L.C.

By: /s/ Naveen Nataraj
Naveen Nataraj
Senior Managing Director